UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 11, 2021
Commission File Number 1-13610
CIM COMMERCIAL TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of Principal Executive Offices)	(Registrant's telephone number)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CMCT	Nasdaq Global Market
Common Stock, $0.001 Par Value	CMCT-L	Tel Aviv Stock Exchange
Series L Preferred Stock, $0.001 Par Value	CMCTP	Nasdaq Global Market
Series L Preferred Stock, $0.001 Par Value	CMCTP	Tel Aviv Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Director
On February 11, 2021, the Board of Directors (the “Board”) of CIM Commercial Trust Corporation (the “Company”) appointed Marcie L. Edwards as a director of the Company, effective immediately, to fill the vacancy created by the passing of Mr. Robert Cresci. Prior to her retirement, Ms. Edwards served as the General Manager of the Los Angeles Department of Water and Power (LADWP) from 2014 to 2017. In that capacity, she managed a city agency with an annual budget of more than $6 billion with approximately 10,000 employees. As part of her role at LADWP, she served as a member of the Board of the Water and Power Employees’ Retirement Plan, overseeing more than $12 billion in investments. Prior to her tenure at LADWP, Ms. Edwards was the City Manager of the City of Anaheim from 2013 to 2014, overseeing an annual budget of more than $1 billion with approximately 3,000 employees, including a fire department, a police department, and a public utility company. From 2000 to 2012, Ms. Edwards was the Utility General Manager of Anaheim Public Utilities and, prior to 2000, Ms. Edwards spent almost 25 years with LADWP in a variety of positions. Since 2019, she has been Chair to the California Wildfire Safety Advisory Board as a gubernational appointee and a board member of S&C Electric Company in Chicago. In 2019, Ms. Edwards was invited to serve on the Southern California Gas Company’s Advisory Safety Council. Further, since December 2018, Ms. Edwards has served on the Board of the Boys & Girls Club of Santa Clarita Valley. Ms. Edwards has a Master in Public Administration from the University of LaVerne.
As compensation for her service as a director on the Board for the remainder of the 2020-2021 term, Ms. Edwards will receive in cash a pro-rata portion of the annual retainer valued at $110,000 paid by the Company to its independent directors for such term. The Company expects to enter into an indemnification agreement with Ms. Edwards in substantially the form filed as Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014, consistent with similar agreements between the Company and its other directors.
There is no arrangement or understanding between Ms. Edwards and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Edwards and any of the Company’s other directors or executive officers. Ms. Edwards does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
Item 8.01 Other Events
Appointment of Audit Chair
On February 11, 2021, the Board appointed Mr. Kelly Eppich, an existing independent member of the Board, to the Company’s Audit Committee and as Chair of the Audit Committee, effective immediately, to fill the vacancy on the Audit Committee created by the passing of Mr. Robert Cresci.
Compliance with Nasdaq Listing Rules
On February 11, 2021, the Company received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company has returned to compliance with Nasdaq Listing Rules 5605(b)(1), which requires that a majority of the board of directors of a Nasdaq listed company be comprised of independent directors, and 5605(c)(2), which requires that the audit committee of a Nasdaq listed company consist of at least three members, each of whom is an independent director pursuant to the Nasdaq Listing Rules.
Estimated NAV Per Share
The Company announced today that its preliminary estimated net asset value (NAV) as of December 31, 2020 is in the range of $22.00 to $22.50 per share of common stock. This estimate was determined based in part on third party appraisals of the Company’s investments in real estate and the assets of its lending segment as of December 31, 2020.
This estimate is subject to the completion of the Company’s financial closing procedures. As the audit for the Company for the year ended December 31, 2020 is still ongoing, it is possible that the estimated NAV per share that the Company expects to provide in its investor presentation in March 2021 could fall outside the estimated range described in the preceding paragraph. Accordingly, investors should not place undue reliance on such estimated range.
Further, the estimated NAV per share was calculated as of a point in time. Developments related to individual assets, purchases and sales of additional assets, changes in conditions in the real estate and capital markets, distributions by the

Company and changes in the Company’s corporate policies and strategies since December 31, 2020, as well as other risks, including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10‑Q for the quarter ended September 30, 2020, could affect the estimated NAV per share.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 11, 2021	CIM COMMERCIAL TRUST CORPORATION
	By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker
Chief Financial Officer